Exhibit 99.1

Village Farms International Reports Fourth Quarter and Year End 2021 Financial Results: Fourth Quarter Consolidated EPS of $0.03 Per Share, Net Income of $2.1 Million and Consolidated Adjusted EBITDA1 of $5.3 Million

•	Canadian Cannabis Generates 13th Consecutive Quarter of Positive Adjusted EBITDA, Pure Sunfarms Remains Top-Selling Brand of Dried Flower in Ontario, Alberta and BC
•	U.S. Cannabis [2] and Village Farms Fresh (Produce) Each Generate Positive Adjusted EBITDA

Vancouver, BC, March 1, 2022 – Village Farms International, Inc. (“Village Farms” or the “Company”) (NASDAQ: VFF) today announced its financial results for the three months and year ended December 31, 2021.  All figures are in U.S. dollars unless otherwise indicated.

Management Commentary

“In the fourth quarter, we once again saw strong year-over-year growth in sales and adjusted EBITDA, with positive adjusted EBITDA contributions from each of our Canadian Cannabis, US Cannabis and Village Farms Fresh (Produce) businesses for the second consecutive quarter,” said Michael DeGiglio, CEO, Village Farms. “Our results were driven by the continued strong performance of our Canadian cannabis operations, with Pure Sunfarms’ leading market share in the dried flower category and successful new product introductions, as well as the first partial quarter contribution of Rose LifeScience in Quebec, driving a 50% year-over-year increase in net revenue and 99% increase in adjusted EBITDA. Gross margin remained at the top end of our target range at 42%.  With expanded production capacity and robust product strategy, as well as the significant opportunities created by the acquisition of Quebec-based Rose and anticipated receipt of EU-GMP certification, we believe 2022 promises to take the scale and profitability of our Canadian cannabis operations to a new level.”

“The performance of our Canadian cannabis operations throughout 2021 contributed to a year that saw Village Farms overall deliver growth in revenue and adjusted EBITDA of 58% and 89%, respectively, supported by the profitable contribution of Balanced Health Botanicals since its acquisition in August, and the improvement in market pricing for Village Farms Fresh in the second half of the year. 2021 was also a year in which we meaningfully moved forward our growth strategies – in high and low-THC cannabis, in North America and abroad – which we expect will position Village Farms to build on our current momentum for the next phase of profitable, outsized growth – in 2022 and beyond.”

1.Adjusted EBITDA is a non-GAAP measure.  See “Non-GAAP Measures” for a definition and reconciliation of Adjusted EBITDA to net income (loss), the nearest comparable measurement under GAAP.

2. U.S. Cannabis segment refers to our U.S.-based CBD, cannabinoid and hemp businesses.

Fourth Quarter Highlights

With the acquisitions of Balanced Health and Rose LifeScience in 2021, we now organize our operating segments into Canadian Cannabis (Pure Sunfarms; Rose LifeScience); U.S. Cannabis (Balanced Health and VF Hemp); Village Farms Fresh (Produce) and VF Clean Energy. For Consolidated Results see below.

Cannabis

•	Total cannabis sales (Canadian and US) increased 168% year-over-year to $34.4 million, and represented 47% of total consolidated sales, increasing from 27% for the fourth quarter of 2020; and,
•	Total cannabis adjusted EBITDA increased 183% year-over-year to $6.8 million.

Canadian Cannabis (Pure Sunfarms and Rose LifeScience)

•	Canadian Cannabis achieved strong year-over-growth in total net sales and retail branded sales, while generating margins at the high end of the Company’s stated target range:
•	50% year-over-year increase in total net sales and 118% year-over-year increase in Retail Branded Sales;
•	42% gross margin, above the Company’s stated target range of 30 to 40%;
•	99% year-over-year increase in adjusted EBITDA, marking the 13th consecutive quarter of positive adjusted EBITDA;
•	Pure Sunfarms remained the top-selling brand* of dried flower products in key markets:
•	In Ontario (by kilograms sold and dollars sold) for the fourth quarter 2021 and for the period since Retail Branded sales launch in October 2019;
•	In Alberta** for the fourth quarter 2021 and monthly since October 2020 (by dollars sold);
•	In British Columbia** for the fourth quarter 2021 and monthly since October 2020 (by dollars sold);
•	Pure Sunfarms launched 23 new SKUs across four product categories; and,
•

Village Farms acquired 70% ownership of privately-held, Québec-based, Rose LifeScience, adding a substantial presence in the Province of Québec as a cannabis supplier, producer and commercialization expert.

*Based on OCS market data for the quarter ended December 31, 2021.

** Market share performance data cited has been calculated by Pure Sunfarms from sales information provided by Buddi retail store data from over 300 retailers across Alberta and British Columbia as of December 31, 2021.

*** Market share performance and data cited has been calculated by Pure Sunfarms from sales information provided by OCS as of December 31, 2021.

Canadian Cannabis (Pure Sunfarms and Rose LifeScience) Financial Summary for the Three Months and Year Ended December 31, 2021 and December 31, 2020 (Before Village Farms’ Proportionate Share)

(millions except % metrics)	Three Months Ended December 31,
	2021		2020		Change of C$
	C$	US$	C$	US$
Total Gross Sales [1]	$46.3	$36.7	$29.5	$22.7	+57%
Total Net Sales	$33.8	$26.8	$22.6	$17.3	+50%
Gross Margin [2]	42%	42%	39%	39%	+7%
SG&A	$9.2	$7.2	$5.8	$4.5	-57%
Share-based compensation	$1.6	$1.2	$0.1	$0.1	N/A
Net income	$4.4	$3.5	$1.4	$1.1	+215%
Adjusted EBITDA [3]	$6.1	$4.9	$3.1	$2.4	+99%
Adjusted EBITDA Margin [3]	18%	18%	14%	14%	+33%

(millions except % metrics)	Year Ended December 31,
	2021		2020		Change of C$
	C$	US$	C$	US$
Total Gross Sales [1]	$164.4	$131.2	$99.1	$74.1	+66%
Total Net Sales	$120.8	$96.4	$76.1	$56.9	+59%
Gross Margin [2]	40%	40%	40%	40%	-1%
SG&A	$26.3	$20.9	$14.9	$11.2	-76%
Share-based compensation	$3.5	$2.7	$0.1	$0.1	N/A
Net income [4]	$11.5	$9.2	$13.8	$10.8	-17%
Adjusted EBITDA [3]	$29.3	$23.4	$18.0	$13.3	+63%

Adjusted EBITDA Margin [3]	24%	24%	24%	23%	+3%
1.	Total Gross Sales for Canadian Cannabis includes excise taxes which are excluded to derive Total Net Sales.
2.

Gross margin for the three months ended December 31, 2021 excludes the (C$1,082) (US$861) reduction in cost of sales and for the year ended December 30, 2021 excludes the C$1,208 (US$980) charge, respectively, inventory adjustment from the revaluation of inventory to fair value at the acquisition date of November 2, 2020. Gross margin for the three months and year ended December 31, 2020 excludes the C$4,223 (US$3,295) charge inventory adjustment from the revaluation of inventory to fair value at the acquisition date of November 2, 2020.

3.	Adjusted EBITDA and Adjusted EBITDA Margin are not recognized earnings measures and do not have a standard meaning prescribed in by GAAP. See “Non-GAAP Measures” below.
4.	Net income includes C$6,044 (US$4,348) of debt forgiveness income as an outcome of the “Settlement Agreement” in March 2020 between Pure Sunfarms, Emerald Health Therapeutics and the Company.

Canadian Cannabis (Pure Sunfarms) Sales Composition by Product Group

	Three months ended December 31,		Year ended December 31,
Channel	2021	2020	2021	2020
Retail, Flower	64%	57%	64%	54%
Retail, Cannabis Derivatives	11%	12%	10%	5%
Wholesale, Flower and Trim	25%	31%	26%	41%

U.S. Cannabis (Balanced Health Botanicals and VF Hemp)

•	Net sales of $7.5 million for the three months ended December 31, 2021;
•	Gross margin of 71% for the fourth quarter of 2021;
•	Adjusted EBITDA of $1.9 million for the fourth quarter of 2021; and,
•	Expanded its product portfolio with the launch of its innovative Synergy Collection, developed to enhance the multitude of benefits offered by the hemp plant and other ingredients beyond CBD alone.

Village Farms Fresh (Produce)

•	Continued improved financial results with an 11% year-over-year increase in sales and positive Adjusted EBITDA of $1.1 million for the three months ended December 31, 2021.

Village Farms’ Consolidated Financial Summary for the Three Months and Year Ended December 31, 2021 and December 31, 2020 and Corporate Highlights

($US millions except per share metric)	Three Months Ended December 31,			Year Ended December 31,
	2021	2020	Change	2021	2020	Change
Sales[1]	$72.8	$47.4	+55%	$268.0	$170.1	+58%
Produce	$38.4	$34.5	+11%	$160.0	$156.9	+2%
Canadian Cannabis	$26.9	$12.8	114%	$96.5	$12.8	N/A
U.S. Cannabis	$7.5	$0.0	N/A	$11.3	$0.0	N/A
Clean Energy	$0.0	$0.1	N/A	$0.2	$0.4	-41%
Net Income (Loss)[1]	$2.1	$7.0	-96%	($9.1)	$11.6	-178%
Income (Loss) Per Share[1]	$0.03	$0.12	-83%	($0.11)	$0.20	-155%
Adjusted EBITDA1, [2]	$5.3	($0.5)	N/A	$14.0	$7.4	+89%
Produce	$1.1	($1.6)	+168%	($2.0)	$5.6	-136%
Canadian Cannabis	$4.9	$2.4	+104%	$23.4	$8.8	+166%
U.S. Cannabis	$1.9	$0.0	N/A	$2.6	$0.0	N/A
Clean Energy	$0.0	($0.2)	N/A	($0.3)	($0.4)	+25%
Corporate	($2.6)	($1.1)	-136%	($9.7)	($6.6)	-47%
1.	Sales, Net Income, Income (Loss) per share and Adjusted EBITDA includes results from Pure Sunfarms, Balanced Health and Rose LifeScience pursuant to the Company’s statutory reporting requirements.
2.

Adjusted EBITDA is not a recognized earnings measure and does not have a standard meaning prescribed by GAAP. For a definition of Adjusted EBITDA and reconciliation to net income see “Non-GAAP Measures” below.

Our Response to the Ongoing Coronavirus Pandemic

In March 2020, the World Health Organization declared the outbreak of the COVID-19 virus a global pandemic. This outbreak continues to cause major disruptions to businesses and markets worldwide as the virus continues to spread. Several countries as well as certain states and cities within the United States and Canada have enacted temporary closures of businesses, issued quarantine or shelter-in-place orders and taken other restrictive measures. In response to the COVID-19 pandemic, the Company implemented safety protocols and procedures to protect its employees, its subcontractors, and its customers. These protocols take into consideration guidance from state and local government agencies as well as the Centers for Disease Control and Prevention and other public health authorities.

In April 2020, the Government of Canada announced the Canada Emergency Wage Subsidy (“CEWS”) to help Canadian businesses to keep employees on the payroll in response to the challenges posed by the COVID-19 pandemic. During 2021 and 2020, Pure Sunfarms determined that it met the employer eligibility criteria and applied for the CEWS and received C$871 and C$2,470 of wage subsidies during the years ended December 31, 2021 and 2020, respectively.

As of February 25, 2022, all of the Company’s operations are operating normally, however, the extent to which COVID-19 and the related global economic crisis affect the Company’s business, results of operations and financial condition, will depend on future developments that are highly uncertain and cannot be predicted, including the scope and duration of the pandemic and any recovery period, future actions taken by governmental authorities, central banks and other third parties (including new financial regulation and other regulatory reform) in response to the pandemic, and the effects on our produce, clients, vendors and employees. Village Farms continues to service its customers amid uncertainty and disruption linked to COVID-19 and is actively managing its business to respond to the impact.

Summary Statutory Results

(in thousands of U.S. Dollars unless otherwise indicated)

	For the Year Ended December 31,
	2021 (1)	2020 (2)	2019
Sales	$268,020	$170,086	$144,568
Cost of sales	(222,841)	(159,126)	(151,913)
Gross margin	45,179	10,960	(7,345)
Selling, general and administrative expenses	(46,384)	(19,086)	(16,762)
Share-based compensation	(7,533)	(6,142)	(4,714)
Interest expense	(2,835)	(2,056)	(2,614)
Interest income	126	625	1,036
Foreign exchange (loss) gain	(476)	(136)	433
Gain on settlement agreement	—	4,681	—
Gain on acquisition	—	23,631	—
Other (expense) income, net	(161)	49	268
(Loss) gain on disposal of assets	(259)	(922)	13,564
Loss on joint venture loans	—	(3,791)	(1,184)
Recovery of income taxes	3,526	2,790	5,866
(Loss) income from consolidated entities	(8,817)	10,603	(11,452)
Less: net loss attributable to non-controlling interests, net of tax	46	—	—
(Loss) income from equity method investments	(308)	1,005	13,777
Net (loss) income attributable to Village Farms International Inc.	$(9,079)	$11,608	$2,325
Adjusted EBITDA (3)	$14,012	$7,411	$851
Basic (loss) income per share	$(0.11)	$0.20	$0.05
Diluted (loss) income per share	$(0.11)	$0.19	$0.05
Net (loss) income attributable to Village Farms International Inc.	$(9,079)	11,608	2,325
Other comprehensive (loss) income:
Foreign currency translation adjustment	441	6,730	87
Comprehensive (loss) income	$(8,638)	$18,338	$2,412

1.

For the year ended December 31, 2021, Pure Sunfarms is fully consolidated in the financial results of the Company. For the period August 16, 2021 to December 31, 2021, Balanced Health is fully consolidated in the financial results of the Company. For the period November 15, 2021 to December 31,2021, Village Farms’ share of Rose LifeScience’s financial results are fully consolidated in the financial results of the Company with the minority non-controlling interest presented in net loss attributable to non-controlling interests, net of tax.

2.

For the period January 1, 2020 to November 1, 2020, Village Farms' share of Pure Sunfarms earnings are reflected in equity in earnings of unconsolidated entities. For the period of November 2, 2020 to December 31, 2020, Pure Sunfarms is fully consolidated in the financial results of the Company.

3.

Adjusted EBITDA is not a recognized earnings measure and does not have a standardized meaning prescribed by GAAP. Therefore, Adjusted EBITDA may not be comparable to similar measures presented by other issuers. See “Non-GAAP Measures” for a definition and reconciliation of Adjusted EBITDA to net income (loss), the nearest comparable measurement under GAAP. Management believes that Adjusted EBITDA is a useful supplemental measure in evaluating the performance of the Company. Adjusted EBITDA includes the Company’s majority non-controlling interest in Pure Sunfarms through November 1, 2020 and 100% interest since November 2, 2020, 70% interest in Rose LifeScience since acquisition, 65% interest in VFH and 60% interest in AVGGH.

Discussion of Financial Results

A discussion of our consolidated results for the years ended December 31, 2021 and 2020 is included below. The consolidated results include all four of our operating segments, produce, cannabis-Canada, cannabis-U.S. and clean energy, along with all public company expenses. The remaining 41.3% interest in Pure Sunfarms was acquired by Village Farms on November 2, 2020; from November 2, 2020 through December 31, 2020 and the year ended December 31, 2021, the operating results of Pure Sunfarms are consolidated in our Consolidated Statements of Income (Loss), and for the period January 1, 2020 to November 1, 2020, Pure Sunfarms’ results are included in income from equity method investments in our Consolidated Statements of Income (Loss). Village Farms acquired 100% of Balanced Health on August 16, 2021 and their operating results are consolidated in our Consolidated Statements of Income (Loss) for August 16, 2021 to December 31, 2021. The Company acquired 70% of Rose LifeScience on November 15, 2021 and their operating results are consolidated in our Consolidated Statements of Income (Loss) and the minority interest is presented in Net Income (Loss) Attributable to Non-controlling Interests, Net of Tax for November 15, 2021 to December 31, 2021.

Under “Cannabis Segment Results - Canada”, we also present a discussion of the operating results of Pure Sunfarms, before any allocation to Village Farms, which were not consolidated in our financial results for the period of January 1, 2020 to November 1, 2020 and were only consolidated in our results for the year ended December 31, 2021 and the period November 2, 2020 to December 31, 2020. As a result of the Pure Sunfarms Acquisition, Pure Sunfarms recognized an increase in the fair value of its inventory on-hand on the acquisition date, resulting in a $980 charge to cost of sales for the year ended December 31, 2021 and a $3,295 charge to cost of sales for the year ended December 31, 2020. This is a non-cash accounting charge to cost of sales and should be adjusted for when analyzing the actual operational results of Pure Sunfarms. The “Cannabis Segment Results - Canada” also include the operating results of Rose LifeScience, which are consolidated in our financial results and the minority interest is presented in Net Income (Loss) Attributable to Non-controlling Interests, Net of Tax for November 15, 2021 to December 31, 2021.

Under “Cannabis Segment Results – U.S.”, we present a discussion of the operating results of Balanced Health for the period of August 16, 2021 to December 31, 2021, which were consolidated in the Company’s financial results for the year ended December 31, 2021. We also present VF Hemp which is a joint venture and their results are included in “(Losses) Income from Equity Method Investments” for the year ended December 31, 2021.

CONSOLIDATED RESULTS

Year Ended December 31, 2021 Compared to Year Ended December 31, 2020

Sales

Sales for the year ended December 31, 2021 increased $97,934, or 58%, to $268,020 compared to $170,086 for the year ended December 31, 2020. The increase in sales was primarily due to an increase in Canadian cannabis sales of $83,656, produce supply partner revenues of $15,897 and U.S. cannabis sales of $11,345, partially offset by our own produce revenues of ($13,011). The increase from Canadian cannabis sales in

2021 as compared to 2020 was primarily due to the inclusion of sales from Pure Sunfarms that was acquired on November 2, 2020 and as such, 2021 includes twelve months of sales and 2020 includes two months of sales. In addition, the sales from Rose LifeScience which was acquired on November 15, 2021 are also included in the Canadian cannabis sales for the year ended December 31, 2021. The sales of Pure Sunfarms and Rose LifeScience were fully consolidated in our financial results from their acquisition dates. The produce supply partner revenue increase in 2021 was mostly due to higher volumes, with a 30% increase in tomato pounds sold, a 12% increase in pepper pounds sold, a 31% increase in cucumber pieces sold and a 79% increase in mini cucumber pounds sold. The increase from U.S. cannabis sales in 2021 was due to the acquisition of Balanced Health on August 16, 2021. The decrease in our own produce revenues was due primarily to a (19%) decrease in the average selling price of our produced tomatoes as a result of a market supply overage in commodity tomatoes and an overall slowdown of retail purchases for the year ended December 31, 2021 as compared to the year ended December 31, 2020.

The average selling price for all tomato pounds sold decreased (13%) for the year ended December 31, 2021 compared to the year ended December 31, 2020, which was driven by a decrease in the average selling price of commodity items, particularly beefsteak and tomatoes-on-the-vine (“TOV”). Pepper prices decreased (12%), cucumber prices increased 6% and mini cucumber prices decreased (14%) for the year ended December 31, 2021 as compared to the year ended December 31, 2020.

Cost of Sales

Cost of sales for the year ended December 31, 2021 increased $63,715, or 40%, to $222,841 from $159,126 for the year ended December 31, 2020, due primarily to an increase in Canadian cannabis cost of sales of $48,638, produce supply partner costs of $13,288 and U.S. cannabis cost of sales of $3,398, partially offset by a decrease in our own produce production costs of ($2,094).

The increase from Canadian cannabis cost of sales was primarily due to the inclusion of twelve months of costs for Pure Sunfarms in 2021 as compared to costs for the period of November 2, 2020 to December 31, 2020, along with the post-acquisition costs from Rose LifeScience from November 15, 2021 through December 31, 2021. The increase in year-over-year produce supply partner costs was due to higher volumes of tomatoes, peppers and cucumbers which also drove higher freight costs and the increase from U.S. cannabis cost of sales was due to the inclusion of the cost of sales of Balanced Health from its acquisition date of August 16, 2021. The reduction in our own produce production costs was driven by lower costs at our Texas facilities, primarily due to a decrease in the cost per pound produced as facility management’s cost saving efforts were realized in 2021 despite supply chain issues that worsened during the pandemic.

Gross Margin

Gross margin for the year ended December 31, 2021 increased $34,219, or 312%, to $45,179 from $10,960 for the year ended December 31, 2020. The positive increase in gross margin for 2021 as compared to 2020 was driven by an increase of $35,018 from the Canadian cannabis segment, $7,947 from the U.S. cannabis segment and $2,609 from our produce supply partners, partially offset by lower gross margin from our own produce production of ($10,917).

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the year ended December 31, 2021 increased $27,298, or 143%, to $46,384 or 17% of sales from $19,086 or 11% of sales for the year ended December 31, 2020. The increase between comparable years was primarily due to the inclusion of the selling, general and administrative expenses of the Canadian and U.S. cannabis businesses post-acquisition along with an increase in public company costs such as acquisition fees related to Balanced Health and Rose LifeScience, investor relations, legal and regulatory expenses, listing fees and the costs of Sarbanes-Oxley compliance.

Share-Based Compensation

Share-based compensation expenses for the year ended December 31, 2021 was $7,533 from $6,142 for the year ended December 31, 2020. The incremental increase in share-based compensation is primarily related to the vesting of performance share grants in 2021 that were earned in the Canadian cannabis segment as Pure Sunfarms’ management participated in the Company’s compensation plan for the entirety of 2021 as compared to two months in 2020.

Gain on Settlement Agreement

On March 2, 2020, pursuant to the settlement agreement with Emerald, Emerald transferred to the Company 2.5% of additional equity in Pure Sunfarms. The Company determined the fair value of the equity received from Emerald to be $4,681. The Company recorded this amount as a gain on settlement agreement.

Gain on Acquisition

On November 2, 2020, the Company consummated the Pure Sunfarms Acquisition, pursuant to which the Company acquired 36,958,500 Common Shares of Pure Sunfarms owned by Emerald and increased the Company’s ownership of Pure Sunfarms to 100%. The shares were acquired for a total aggregate purchase price of C$79.9 million (US$60.0 million), satisfied through a C$60.0 million (US $45.0 million) cash payment and the Promissory Note. The acquisition is a business combination and has been accounted for in accordance with the measurement and recognition provisions of ASC Topic 805, Business Combinations. ASC Topic 805 requires that the purchase consideration be allocated to the assets acquired and liabilities assumed in a business combination based upon their estimated fair values at the date of acquisition. As such, the Company recognized a gain of $23,631 due to the revaluation of its previously held investment in Pure Sunfarms to its fair value at acquisition date.

Loss on Disposal of Assets

The Company recognized a loss on disposal of assets of ($259) and ($922) for the years ended December 31, 2021 and 2020, respectively. The loss in 2021 is primarily due to writing off the DutchCanGrow minority investment and the loss in 2020 is primarily due to shutting down two of the VFCE generators and fully depreciating the assets in 2020.

Loss on Joint Venture Loans

The Company recognized a loss on joint venture loans of ($3,791) for the year ended December 31, 2020. The loss in 2020 is due to writing down the inventory of VF Hemp to its net realizable value in the fourth quarter of 2020. As a result of the inventory write-down, the Company recognized an impairment of ($3,791) on the outstanding grid loan with VF Hemp.

(Losses) Income from Equity Method Investments

Our share of losses from our equity method investments for the year ended December 31, 2021 was ($308) compared to earnings of $1,005 for the year ended December 31, 2020. Our share of income for Pure Sunfarms was presented in income from equity method investments from January 1, 2020 to November 1, 2020. Village Farms began fully consolidating operating results of Pure Sunfarms on November 2, 2020. VF Hemp was presented in (losses) from equity method investments in both years ended December 31, 2021 and 2020. For information regarding the results of operations from our joint ventures, see “Non-GAAP Measures - Reconciliation of U.S. GAAP Results to Proportionate Results” below.

Net Loss Attributable to Non-controlling Interests, Net of Tax

For the year ended December 31, 2021, the net loss attributable to non-controlling interests, net of tax was $46. Due to the acquisition of 70% of Rose LifeScience, the Company fully consolidates the results of Rose LifeScience in the Company’s Consolidated Statements of Income (Loss) and Comprehensive Income (Loss). The 30% retained interest is presented as net loss attributable to non-controlling interests, net of tax per GAAP.

Net (Loss) Income Attributable to Village Farms International Inc.

Net (loss) for the year ended December 31, 2021 was ($9,079) in comparison to net income of $11,608 for the year ended December 31, 2020. Net (loss) was driven by a decrease in our operating loss of ($8,738) for the year ended December 31, 2021 as compared to an operating loss of ($14,268) for the year ended December 31, 2020. The 2020 net income was significantly enhanced by the gain in acquisition of Pure Sunfarms of $23,631 and the gain on the settlement agreement with Emerald of $4,681, partially offset by the write-off of ($3,791) of the Company’s loan to VF Hemp and loss on disposal of VFCE assets of ($922).

Adjusted EBITDA

Adjusted EBITDA for the year ended December 31, 2021 increased $6,601 to $14,012 from $7,411 for the year ended December 31, 2020, primarily as a result of improved operating income of the Canadian and U.S. cannabis segments, partially offset by a higher operating loss of the produce segment and an increase in corporate expenses. See the reconciliation of Adjusted EBITDA to net income in “Non-GAAP Measures—Reconciliation of Net Earnings to Adjusted EBITDA”.

CANNABIS SEGMENT RESULTS – CANADA

The Canadian cannabis segment currently consists of Pure Sunfarms and Rose LifeScience. Pure Sunfarms’ comparative analysis are based on the consolidated results of Pure Sunfarms for the years ended December 31, 2021 and 2020 and the three month periods ending December 31, 2021 and 2020 and September 30, 2021, not accounting for the percentage owned by Village Farms. The Canadian cannabis segment also includes the operating results of Rose LifeScience from November 15, 2021 to December 31, 2021, which are consolidated in our results for the year ended December 31, 2021 with the minority interest presented in Net Income (Loss) Attributable to Non-controlling Interests, Net of Tax. See “Non-GAAP Measures - Reconciliation of U.S. GAAP Results to Proportionate Results” for a presentation of the Canadian cannabis segment’s proportionate results for years ended December 30, 2021 and December 31, 2020.

Year Ended December 31, 2021 Compared to Year Ended December 31, 2020

Sales

Canadian cannabis net sales for the years ended December 31, 2021 and 2020 was $96,434 (C$120,829) and $56,875 (C$76,060), respectively, an increase of 70%. The year over year change is comprised of a 94% increase in sales to provincial boards (branded sales) and a 2% increase in wholesale sales (non-branded sales). The net sales also include the addition of Rose LifeScience net sales of $1,460 (C$1,865) from November 15, 2021 to December 31, 2021, which mostly consist of sales of their own products and commission-based sales.

For the year ended December 31, 2021, 64% of revenue was generated from branded flower and pre-roll sales, with an additional 10% from branded cannabis derivative products, which Pure Sunfarms launched in September 2020. For the year ended December 31, 2020, 54% of revenue was generated from branded flower and pre-roll sales, with an additional 5% from branded cannabis derivative products. Non-branded sales accounted for 26% of revenue in 2021 as compared to 41% in 2020, as Pure Sunfarms continued to transition from a predominantly wholesale market supplier in 2019 to a mixed branded and wholesale market supplier in 2020 and 2021.

On a combined basis, the net average selling price of branded flower and pre-roll formats did not change from 2020 to 2021, due primarily to a greater volume of pre-roll sales in 2021 which has a higher selling price than flower. Excluding pre-roll formats, the average net selling price of branded flower decreased by (4%) in 2021 as the retail market experienced general price compression. The net average selling price of bulk non-branded flower and trim decreased by (57%) largely due to an increased volume of trim sales which are sold at a lower selling price relative to non-branded flower.

Cost of Sales

Cost of sales for the years ended December 31, 2021 and 2020 was $59,224 (C$74,216) and $37,525 (C$49,978), respectively, an increase of 58%. The increase for 2021 as compared to 2020 was primarily driven by a 109% volume increase of branded flower and pre-roll sales which has an incremental cost of production to manufacture over bulk product sold in the wholesale channel and $1,120 (C$1,428) in cost of sales for Rose LifeScience in 2021. During 2020, the cost of sales also includes a $1,069 (C$1,412) inventory write down for distillate oil purchased from third party extraction companies for which the market value has dropped since the initial purchase as well as a $3,295 (C$4,223) charge in the fourth quarter of 2020 resulting from the revaluation of inventory to fair value at the acquisition date of Pure Sunfarms.

Gross Margin

Gross margin for the year ended December 31, 2021 increased $17,860 (C$20,531) or 92% to $37,210 (C$46,613) from $19,350 (C$26,082) for the year ended December 31, 2020. Gross margin as a percentage of net revenue of 39% in 2021 was higher than gross margin of 34% in 2020. The gross margin improved in 2021 as increased output of production had a favorable impact on cost of production and offset the reduction in the selling price of flower and additional costs associated with the manufacture of branded cannabis derivative products in 2021.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the year ended December 31, 2021 increased 87% to $20,937 (C$26,278) or 22% of 2021 net sales from $11,207 (C$14,936) for the year ended December 31, 2020 or 20% of 2020 net sales. The increase in 2021 was primarily due to higher Health Canada regulatory fees, which are based on cannabis sales, Rose LifeScience expenses of $491 (C$626), as well as incremental year over year expenses for sales, marketing and additional headcount to support the growth of the Canadian cannabis segment.

Share-Based Compensation

Share-based compensation for the years ended December 31, 2021 and 2020 were $2,738 (C$3,462) and $61 (C$78) respectively. The 2021 increase reflects the vesting of performance share grants in 2021 that were earned in the Canadian cannabis segment as Pure Sunfarms’ management participated in the Company’s compensation plan for the entirety of 2021 as compared to two months in 2020.

Net Income

Net income for the years ended December 31, 2021 and 2020 was $9,165 (C$11,498) and $10,857 (C$13,789) respectively. The decrease between years is mainly driven by the 2020 gain on settlement of net liabilities from the Pure Sunfarms Settlement Agreement, partially offset by the increase in operating income of the Canadian cannabis segment for the year ended December 31, 2021 as compared to the year ended December 31, 2020.

Adjusted EBITDA

Adjusted EBITDA was $23,415 (C$29,264) for the year ended December 31, 2021 and $13,329 (C$17,960) for the year ended December 31, 2020. The increase of $10,086 (C$11,304), or 76%, is primarily attributable to significant revenue growth while improving gross margin between years partially offset by a slight increase in selling, general and administrative expenses as a percentage of net sales in 2021 as compared to 2020. See the reconciliation of Adjusted EBITDA to net income in “Non-GAAP Measures—Reconciliation of Net Earnings to Adjusted EBITDA”.

Three Months Ended December 31, 2021 Compared to Three Months Ended December 31, 2020

Sales

Canadian cannabis net sales for the three months ended December 31, 2021 were $26,821 (C$33,810) as compared to $17,303 (C$22,527) for the three months ended December 31, 2020. The net sales increase includes Rose LifeScience net sales of $1,460 (C$1,865) from November 15, 2021 through December 31, 2021 and was primarily comprised of a 57% increase in branded sales and a 10% increase in non-branded sales. For the three months ended December 31, 2021, 65% of revenue was generated from branded flower and pre-rolls and 11% of revenue from Cannabis Derivative Products as compared to 84% of revenue from branded flower and pre-rolls and 8% of revenue from Cannabis Derivative Products for the three months ended December 31, 2020. For the three months ended December 31, 2021, non-branded sales represented 24% of revenues compared to 8% for the three months ended December 31, 2020. The Canadian cannabis segment continues to experience strong demand for its branded flower amidst what continues to be a congested market. The increase in non-branded sales was largely attributable to the certain opportunistic transactions available in the current period not available in the comparison period.

Cost of Sales

Canadian cannabis cost of sales for the three months ended December 31, 2021 was $14,791 (C$18,662) as compared to $13,821 (C$17,951) for the three months ended December 31, 2020. As a result of the Pure Sunfarms Acquisition, Pure Sunfarms recognized a difference between the fair value and book value of inventory on the acquisition date, resulting in a $861 (C$1,082) reduction to cost of sales in the fourth quarter of 2021 and a $3,295 (C$4,223) charge to cost of sales in the fourth quarter of 2020. This is a non-cash accounting charge to cost of sales and should be adjusted for when analyzing the actual operational results of the Canadian cannabis segment. The increase in cost of sales between the periods includes $1,120 (C$1,428) of Rose LifeScience post-acquisition costs of sales. Excluding the non-cash adjustment described above, the cost of sales as a percentage of net revenue deceased due to increased yields in cultivation which has had a downward impact on the cost per gram.

Gross Margin

Gross margin for the three months ended December 31, 2021 was $12,030 (C$15,148) or 45% of net sales as compared to $3,482 (C$4,576) or 20% of net sales for the three months ended December 31, 2020. This increase in gross margin was largely due to an increase in branded sales and non-cash accounting reduction to cost of sales in the fourth quarter of 2021 along with the non-cash accounting charge to cost of sales in the fourth quarter of 2020. Gross margin as a percent of net sales without the non-accounting charge was 42% for the fourth quarter of 2021 and 39% for the fourth quarter of 2020.

Selling, General and Administrative Expenses

Canadian cannabis selling, general and administrative expenses for the three months ended December 31, 2021 were $7,277 (C$9,184), or 27% of sales compared to $4,476 (C$5,846), or 26% of sales for the three months ended December 31, 2020. The increase in selling, general and administrative expenses as a percentage of sales for the three months ended December 31, 2021 in comparison to the three months ended

December 31, 2020 was primarily due to an increase in headcount to support the growth of sales and inclusion of Rose LifeScience expenses of $491 (C$626).

Share-Based Compensation

Share-based compensation expenses for the three months ended December 31, 2021 were $1,267 (C$1,602) as compared to $61 (C$78) for the three months December 31, 2020. The 2021 increase reflects the vesting of performance share grants in 2021 that were earned in the Canadian cannabis segment by Pure Sunfarms’ management.

Net Income

Canadian cannabis net income for the three months ended December 31, 2021 was $3,514 (C$4,441) as compared to net loss of $1,086 (C$1,379) for the three months ended December 31, 2020. The higher net income between periods was primarily driven by a higher operating income in the fourth quarter of 2021 as compared to the fourth quarter of 2020.

Adjusted EBITDA

Adjusted EBITDA for the three months ended December 31, 2021 and 2020 was $4,894 (C$6,147) and $2,376 (C$3,083), respectively, representing an increase of 106%. The higher adjusted EBITDA between periods was primarily driven by an increase of branded sales and improved yields from cultivation which lowered the cost of sales as a percentage of revenue.

Three Months Ended December 31, 2021 Compared to Three Months Ended September 30, 2021

Sales

Canadian cannabis net sales for the three months ended December 31, 2021 were $26,821 (C$33,810) as compared to $27,393 (C$34,508) for the three months ended September 30, 2021. The fourth quarter of 2021 includes Rose LifeScience post-acquisition sales of $1,460 (C$1,865). The sequential net sales decrease of 2% was comprised of a 7% increase in branded sales offset with a 33% decrease in non-branded sales. For the three months ended December 31, 2021, 65% of revenue was generated from branded flower and pre-rolls and 11% of revenue from branded oils, edibles and vapes (“Cannabis Derivative Products”) as compared to 58% of revenue from branded flower and pre-rolls and 6% of revenue from Cannabis Derivative Products for the three months ended September 30, 2021. For the three months ended December 31, 2021, non-branded sales represented 24% of revenues compared to 36% for the three months ended September 30, 2021. The Canadian cannabis segment continues to experience strong demand for its branded flower amidst what continues to be a congested market. The decrease in non-branded sales was largely attributable to specific opportunistic transactions that were available in the previous quarter.

Cost of Sales

Canadian cannabis cost of sales for the three months ended December 31, 2021 was $14,791 (C$18,662) as compared to $14,244 (C$17,947) for the three months ended September 30, 2021. The fourth quarter of 2021 includes Rose LifeScience post-acquisition sales of $1,120 (C$1,428). As a result of the Pure Sunfarms Acquisition, Pure Sunfarms recognized a difference between the fair value and book value of inventory on the acquisition date, resulting in a $861 (C$1,082) reduction to cost of sales in the fourth quarter of 2021 and a $1,217 (C$1,534) reduction to cost of sales in the third quarter of 2021. This is a non-cash accounting charge to cost of sales and should be adjusted for when analyzing the actual operational results of the

Canadian cannabis segment. The slight increase in cost of sales between the periods was driven by the inclusion of the Rose LifeScience cost of sales in the current period.

Gross Margin

Gross margin for the three months ended December 31, 2021 was $12,030 (C$15,148) or 45% of net sales as compared to $13,149 (C$16,561) or 48% for the three months ended September 30, 2021. The decrease in gross margin percentage between sequential periods was largely due to a decrease in non-branded sales and the inclusion of Rose LifeScience. However, this decrease was somewhat offset by increased yields that continued to be experienced throughout 2021 which in turn lowers our cost of production and positively impacts gross margin.

Selling, General and Administrative Expenses

Canadian cannabis selling, general and administrative expenses for the three months ended December 31, 2021 were $7,277 (C$9,184), or 27% of sales compared to $5,324 (C$6,702), or 19% of sales for the three months ended September 30, 2021. The increase in selling, general and administrative expenses as a percentage of sales for the three months ended December 31, 2021 in comparison to the three months ended September 30, 2021 was due to an increase in brand and commercial activities as well as higher workforce and related employee expenses.

Share-Based Compensation

Share-based compensation expenses for the three months ended December 31, 2021 were $1,267 (C$1,602) as compared to $186 (C$234) for the three months September 30, 2021. The fourth quarter increase reflects the vesting of performance share grants in 2021 that were earned in the Canadian cannabis segment by Pure Sunfarms’ management.

Net Income

Canadian cannabis net income for the three months ended December 31, 2021 was $3,514 (C$4,441) as compared to net income of $5,287 ($6,661) for the three months ended September 30, 2021. The lower net income between periods was primarily driven by lower non-branded sales along with higher selling, general and administrative expenses and share-based compensation expense.

Adjusted EBITDA

Adjusted EBITDA for the three months ended December 31, 2021 and September 30, 2021 was $4,894 (C$6,147) and $8,627 (C$10,867), respectively, representing a decrease of 43%. The lower adjusted EBITDA between periods was primarily driven by a lower amount of non-branded sales and an increase in selling, general and administrative expenses for the three months ended December 31, 2021.

CANNABIS SEGMENT RESULTS – UNITED STATES

The U.S. cannabis segment currently consists of Balanced Health and VF Hemp. For the year ended December 30, 2021, U.S. cannabis financial results are based on the consolidated results of Balanced Health from the closing date of the acquisition of August 16, 2021, as the results of Balanced Health from August 16, 2021 through December 31, 2021 are consolidated in the Company’s results. VF Hemp is a joint venture, and its results are included in “Equity in Earnings of Unconsolidated Entities” for the year ended December 31, 2021.

Sales

U.S. cannabis net sales for the period of August 16, 2021 to December 31, 2021 were $11,345. Over 99% of sales are generated in the United States and gross sales are composed of 79% from e-commerce sales, 15% from retail sales, 3% from shipping income and 1% from bulk sales. The loyalty program impact contributed

2% of net sales as loyalty program customers generate loyalty points that may be used when purchasing Balanced Health products.

Cost of Sales

U.S. cannabis cost of sales for the period of August 16, 2021 to December 31, 2021 were $3,398. Cost of sales are attributed directly to e-commerce, retail and bulk cost of sales with all other costs categorized within other manufacturing costs of sales including expenses such as warehouse expenses, freight and shipping supplies.

Gross Margin

U.S. cannabis gross margin for the period of August 16, 2021 to December 31, 2021 was $7,947 or 70%.

Selling, General and Administrative Expenses

U.S. cannabis selling general and administrative expenses for the period of August 16, 2021 to December 31, 2021 was $5,604 or 49% of sales. As the U.S. cannabis business derives a significant number of sales through its online technology platforms, the primary expense categories within selling, general and administrative include sales and marketing, merchant fees, e-commerce support and IT services.

Share-Based Compensation

U.S. cannabis share-based compensation for the period of August 16, 2021 to December 31 2021 was $158. The share-based compensation is due to the cost of performance-based stock options for U.S. cannabis management.

Net Income

U.S. cannabis net income for the period of August 16, 2021 to December 31, 2021 was $2,200 due primarily to the gross margin of 70%.

Adjusted EBITDA

U.S. cannabis adjusted EBITDA for the period of August 16, 2021 to December 31, 2021 was $2,363 and is due primarily to the operating profit of Balanced Health offset by the loss from VF Hemp which is presented in equity losses from unconsolidated entities in the Consolidated Statements of Income (Loss).

Non-GAAP Measures

References in this MD&A to “Adjusted EBITDA” are to earnings (including the equity earnings of the joint ventures, Pure Sunfarms and VFH) before interest, taxes, depreciation, and amortization (“EBITDA”), as further adjusted to exclude foreign currency exchange gains and losses on translation of long-term debt, unrealized gains on the changes in the value of derivative instruments, share-based compensation, gains and losses on asset sales and the other adjustments set forth in the table below. Adjusted EBITDA is a measure of operating performance that is not recognized under GAAP and does not have a standardized meaning prescribed by GAAP. Therefore, Adjusted EBITDA may not be comparable to similar measures presented by other issuers. Investors are cautioned that Adjusted EBITDA should not be construed as an alternative to net income or loss determined in accordance with GAAP as an indicator of our performance. Management believes that Adjusted EBITDA is an important measure in evaluating the historical performance of the Company because it excludes non-recurring and other items that do not reflect our business performance.

We also present Adjusted EBITDA, earnings per share and diluted earnings per share on a proportionate segment basis. Each of the components of Adjusted EBITDA, on a proportionate segment basis (which include our proportionate share of the joint ventures, Pure Sunfarms and VF Hemp, which were accounted for as equity method investments, as well as the proportionate share of Rose LifeScience, in respect of which we have a

70% interest and the remaining 30% is accounted for as a non-controlling interest), are presented in the table “Reconciliation of U.S. GAAP Results to Proportionate Results” below. We believe that the ability of investors to assess our overall performance may be improved by the disclosure of proportionate segment Adjusted EBITDA, income (loss) per share and diluted income (loss) per share by providing disclosure of our results that relate specifically to our share of our investments, given that our equity-accounted joint ventures represented a significant percentage of our net income in 2020 and 2019. We have presented a similar measure in 2021, which accounts for VF Hemp and Rose LifeScience on a proportionate basis, for comparability purposes.

Reconciliation of Consolidated Net Income to Adjusted EBITDA

The following table reflects a reconciliation of net income to Adjusted EBITDA, as presented by the Company:

	For the Year Ended December 31,
(in thousands of U.S. dollars)	2021 (1)	2020 (2)	2019
Net income (loss)	$(9,079)	$11,608	$2,325
Add:
Amortization	13,004	6,527	7,442
Foreign currency exchange loss (gain)	329	136	(433)
Interest expense, net	2,709	1,431	1,578
Recovery of income taxes	(3,526)	(2,790)	(5,866)
Share-based compensation	7,533	6,142	4,714
Interest expense for JVs	53	774	811
Amortization for JVs	71	1,503	1,227
Foreign currency exchange loss (gain) for JVs	—	120	(2)
Provision for income taxes for JV's	—	1,600	6,575
Deferred financing fees	300	—	—
Incremental utility costs due to storm	1,400	—	—
Gain on acquisition (3)	—	(23,631)	—
Gain on settlement agreement (4)	—	(4,681)	—
Loss on inventory write-down to net realizable value	—	3,275	—
Purchase price adjustment (5)	980	3,295	—
Gain on settlement of net liabilities from JV	—	(2,496)	—
Loss (gain) on disposal of assets	254	819	(13,564)
Loss on joint ventures	—	3,791	—
Other expense	(16)	—	—
Adjustment to reflect true economic value for Pure Sunfarms (6)	—	(12)	(3,956)
Adjusted EBITDA (7)	$14,012	$7,411	$851
Adjusted EBITDA for JV's (See table below)	$(260)	$5,663	$18,432
Adjusted EBITDA excluding JV's	$14,272	$1,748	$(17,581)

(1)

For the year ended December 31, 2021, Pure Sunfarms is fully consolidated in the financial results of the Company. For the period August 16, 2021 to December 31, 2021, Balanced Health is fully consolidated in the financial results of the Company. For the period November 15, 2021 to December 31,2021, Village Farms’ share of Rose LifeScience’s financial results are fully consolidated in the financial results of the Company.

(2)

For the period January 1, 2020 to November 1, 2020, Village Farms’ share of Pure Sunfarms earnings is reflected in income from equity method investments. For the period of November 2, 2020 to December 31, 2020, Pure Sunfarms is fully consolidated in the financial results of the Company.

(3)	See “Results of Operations – Consolidated Results – Gain on Acquisition” above.
(4)	See “Results of Operations – Consolidated Results – Gain on Settlement Agreement” above.
(5)	The purchase price adjustment primarily reflects the non-cash accounting charge resulting from the revaluation of Pure Sunfarms’ inventory to fair value at the acquisition date.
(6)

The GAAP treatment of our equity earning of Pure Sunfarms is different than under IFRS. Under GAAP, the Emerald shares held in escrow are not considered issued until paid for pursuant to the GAAP concept of ‘hypothetical liquidation’. As a result, under GAAP, our ownership percentage for March through November of 2019 was higher than its economic interest of 50%. Accordingly, for those periods with a higher deemed ownership percentage, we received a higher allocation of profits and losses during the periods in which there were outstanding escrow shares that were not yet paid for by Emerald. The effective profit and loss allocation – on a weighted average basis in 2020 was 64.8%, and in 2019 was 57.9%.
(7)

Adjusted EBITDA is not a recognized earnings measure and does not have a standardized meaning prescribed by GAAP. Therefore, Adjusted EBITDA may not be comparable to similar measures presented by other issuers. Management believes that Adjusted EBITDA is a useful supplemental measure in evaluating the performance of the Company because it excludes non-recurring and other items that do not reflect our business performance. Adjusted EBITDA includes the Company’s majority non-controlling interest in Pure Sunfarms through November 1, 2020 and 100% interest since November 2, 2020, 70% interest in Rose LifeScience since acquisition, 65% interest in VFH and 60% interest in AVGGH.

Breakout of JV Adjusted EBITDA	For the Year Ended December 31,
(in thousands of U.S. dollars)	2021	2020	2019
Pure Sunfarms Adjusted EBITDA	$—	$6,078	20,558
VFH Adjusted EBITDA	(260)	(415)	(2,106)
AVGGH Adjusted EBITDA	—	—	(20)
Total JV Adjusted EBITDA	$(260)	$5,663	$18,432

Reconciliation of U.S. GAAP Results to Proportionate Results

The following tables are a reconciliation of the GAAP results to the proportionate results (which include our proportionate share of the equity method joint ventures of Pure Sunfarms, VF Hemp and AVGGH and 70% ownership of Rose LifeScience, in respect of which we have a 70% interest and the remaining 30% is accounted for as a non-controlling interest). Pure Sunfarms was a joint venture until the Company acquired 100% ownership on November 2, 2020. The Company acquired 70% of Rose LifeScience on November 15, 2021. The tables reflect the full statements of income for Pure Sunfarms, VFH and AVGGH multiplied by the ownership percentage of the Company (versus presenting the results of these equity method joint ventures in (Losses) Earnings from Equity Method Investments) and the full statements of income for Rose LifeScience for November 15, 2021 through December 31, 2021 multiplied by the 70% ownership of the Company (versus presenting 100% of the results in the consolidated statement of income and the minority interest in in Net Income (Loss) Attributable to Non-controlling Interests, Net of Tax):

	For the Year Ended December 31, 2021
	Produce	Cannabis - Canada (1)	Cannabis- U.S. (1)	Clean Energy	Corporate	Total
Sales	$159,996	$95,996	$11,355	$245	$—	$267,592
Cost of sales	(158,305)	(58,888)	(3,448)	(1,914)	—	(222,555)
Selling, general and administrative expenses	(10,980)	(20,791)	(5,824)	(188)	(8,674)	(46,457)
Share-based compensation	—	(2,738)	(158)	—	(4,647)	(7,533)
Gain (loss) on disposal of assets	7	(40)	5	—	(226)	(254)
Other expense net	(386)	(2,642)	(38)	(36)	(296)	(3,398)
Recovery of (provision for) income taxes	2,278	(1,688)	—	—	2,936	3,526
Net (loss) income	$(7,390)	$9,209	$1,892	$(1,893)	$(10,897)	$(9,079)
Adjusted EBITDA (2)	$(1,959)	$23,415	$2,364	$(343)	$(9,465)	$14,012
Basic (loss) income per share	$(0.09)	$0.11	$0.02	$(0.02)	$(0.13)	$(0.11)
Diluted (loss) income per share	$(0.09)	$0.11	$0.02	$(0.02)	$(0.13)	$(0.11)

	For the Year Ended December 31, 2020
	Produce	Cannabis - Canada (1)	Cannabis- U.S. (1)	Clean Energy	Corporate	Total
Sales	$156,890	$38,398	$226	$417	$—	$195,931
Cost of sales	(147,110)	(26,343)	(472)	(1,430)	—	(175,355)
Selling, general and administrative expenses	(10,332)	(7,435)	(410)	(210)	(6,146)	(24,533)
Share-based compensation	—	(61)	—	—	(6,081)	(6,142)
Gain on acquisition	—	—	—	—	23,631	23,631
Gain on settlement agreement	—	—	—	—	4,681	4,681
Gain on settlement of net liabilities	—	2,496	—	—	—	2,496
Loss on inventory write-down to net realizable value	—	—	(3,275)	—	—	(3,275)
Loss on joint venture sales	—	—	—	—	(3,791)	(3,791)
(Loss) gain on disposal of assets	(6)	5	99	(916)	—	(818)
Other expense net	(140)	(1,861)	(143)	(57)	(206)	(2,407)
(Provision for) recovery of income taxes	(548)	(1,199)	—	—	2,937	1,190
Net (loss) income	$(1,246)	$4,000	$(3,975)	$(2,196)	$15,025	$11,608
Adjusted EBITDA (2)	$5,576	$8,821	$(415)	$(418)	$(6,153)	$7,411
Basic (loss) income per share	$(0.02)	$0.07	$(0.07)	$(0.04)	$0.26	$0.20
Diluted (loss) income per share	$(0.02)	$0.07	$(0.07)	$(0.04)	$0.25	$0.19

	For the Year Ended December 31, 2019
	Produce	Cannabis - Canada (1)	Cannabis- U.S. (1)	Clean Energy	Corporate	Total
Sales	$143,419	$37,000	$69	$1,149	$—	$181,637
Cost of sales	(149,922)	(9,009)	(1,682)	(1,991)	—	(162,604)
Selling, general and administrative expenses	(10,387)	(4,568)	(591)	(218)	(6,157)	(21,921)
Share-based compensation	—	—	—	—	(4,714)	(4,714)
Loss on joint venture loans	—	—	—	—	(1,184)	(1,184)
Gain (loss) on disposal of assets	13,512	(78)	—	52	—	13,486
Other income (expense) net	285	(497)	(298)	(72)	(1,090)	(1,672)
Recovery of (provision for) income taxes	2,711	(6,572)	3	—	3,155	(703)
Net (loss) income	$(382)	$16,276	$(2,499)	$(1,080)	$(9,990)	2,325
Adjusted EBITDA (2)	$(11,432)	$20,558	$(2,126)	$8	$(6,157)	851
Basic (loss) income per share	$(0.01)	$0.33	$(0.05)	$(0.02)	$(0.20)	$0.05
Diluted (loss) income per share	$(0.01)	$0.32	$(0.05)	$(0.02)	$(0.19)	$0.05

1.

The adjusted consolidated financial results have been adjusted to include our share of revenues and expenses from Pure Sunfarms, Rose LifeScience and VF Hemp on a proportionate accounting basis, on which management bases its operating decisions and performance evaluation. GAAP does not allow for the inclusion of the joint ventures on a proportionate basis. These results include additional non-GAAP measures such as Adjusted EBITDA. The adjusted results are not generally accepted measures of financial performance under GAAP. Our method of calculating these financial performance measures may differ from other companies and accordingly, they may not be comparable to measures used by other companies.

2.

Adjusted EBITDA is not a recognized earnings measure and does not have a standardized meaning prescribed by GAAP. Therefore, Adjusted EBITDA may not be comparable to similar measures presented by other issuers. Management believes that Adjusted EBITDA is a useful supplemental measure in evaluating the performance of the Company because it excludes non-recurring and other items that do not reflect our business performance. Consolidated Adjusted EBITDA includes our majority non-controlling interest Pure Sunfarms, our 65% interest in VFH and our 60% interest in AVGGH.

This press release is intended to be read in conjunction with the Company’s Consolidated Financial Statements ("Financial Statements”) and Management’s Discussion & Analysis ("MD&A”) for the three and year ended December 31, 2021 in the Company Form 10-K, which will be filed on EDGAR (www.sec.gov/edgar.shtml) and SEDAR (www.sedar.com) and will be available at www.villagefarms.com.

Conference Call

Village Farms' management team will host a conference call today, Tuesday, March 1, 2022 at 8:30 a.m. ET, to discuss its financial results. Participants can access the conference call by telephone by dialing (416) 764-8659 or (888) 664-6392, or via the Internet at: https://bit.ly/3rku2Cl.

For those unable to participate in the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial (416) 764-8677 or (888) 390-0541 and enter the passcode 003174 followed by the pound (#) key. The telephone replay will be available until                     Tuesday, March 8, 2022 at midnight (ET).  The conference call will also be available on Village Farms’ web site at http://villagefarms.com/investor-relations/investor-calls.

About Village Farms International, Inc.

Village Farms leverages decades of experience as a large-scale, Controlled Environment Agriculture-based, vertically integrated supplier for high-value, high-growth plant-based Consumer Packaged Goods opportunities, with a strong foundation as a leading fresh produce supplier to grocery and large-format retailers throughout the US and Canada, and new high-growth opportunities in the cannabis and CBD categories in North America and selected markets internationally.

In Canada, the Company's wholly-owned Canadian subsidiary, Pure Sunfarms, is one of the single largest cannabis operations in the world, the lowest-cost greenhouse producer and one of Canada’s best-selling brands. The Company also owns 70% of Québec-based, Rose LifeScience, a leading third-party cannabis products commercialization expert in the Province of Québec,

In the US, wholly-owned Balanced Health Botanicals is one of the leading CBD brands and e-commerce platforms in the country.  Subject to compliance with all applicable US federal and state laws and stock exchange rules, Village Farms plans to enter the US high-THC cannabis market via multiple strategies, leveraging one of the largest greenhouse operations in the country (more than 5.5 million square feet in West Texas), as well as the operational and product expertise gained through Pure Sunfarms' cannabis success in Canada.

Internationally, Village Farms is targeting selected, nascent, legal cannabis and CBD opportunities with significant medium- and long-term potential, with an initial focus on the Asia-Pacific region and Europe.

Cautionary Statement Regarding Forward-Looking Information

This Press Release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is subject to the safe harbor created by those sections. This Annual Report on Form 10-K also contains “forward-looking information” within the meaning of applicable Canadian securities law. We refer to such forward-looking statements and forward-looking information collectively as “forward-looking statements”. Forward-looking statements may relate to the Company’s future outlook or financial position and anticipated events or results and may include statements regarding the financial position, business strategy, budgets, expansion plans, litigation, projected production, projected costs, capital expenditures, financial results, taxes, plans and objectives of or involving the Company. Particularly, statements regarding future results, performance, achievements, prospects or opportunities for the Company, the greenhouse vegetable industry or the cannabis industry are forward-looking statements. In some cases, forward-looking information can be identified by such terms as “outlook”, “may”, “might”, “will”, “could”, “should”, “would”, “occur”, “expect”, “plan”, “anticipate”, “believe”, “intend”, “try”, “estimate”, “predict”, “potential”, “continue”,

“likely”, “schedule”, “objectives”, or the negative or grammatical variation thereof or other similar expressions concerning matters that are not historical facts. The forward-looking statements in this report are subject to risks that may include, but are not limited to: our limited operating history, including that of our Pure Sunfarms Corp.(“Pure Sunfarms”) and our start-up operations of growing hemp in the United States (“VF Hemp”); the legal status of Pure Sunfarms cannabis business; risks relating to obtaining additional financing, including our dependence upon credit facilities; potential difficulties in achieving and/or maintaining profitability; variability of product pricing; risks inherent in the cannabis, hemp and agricultural businesses; the ability of Pure Sunfarms to cultivate and distribute cannabis in Canada; existing and new governmental regulations, including risks related to regulatory compliance and licenses (e.g., Pure Sunfarms ability to obtain licenses for its Delta 2 greenhouse facility as well as additional licenses under the Canadian act respecting cannabis to amend to the Controlled Drugs and Substances Act, the Criminal Code and other Acts, S.C. 2018, c. 16 (Canada) (the “Cannabis Act”) for its Delta 3 greenhouse facility), and changes in our regulatory requirements; risks relating to conversion of our greenhouses to cannabis production for Pure Sunfarms; risks related to rules and regulations at the U.S. federal (Food and Drug Administration (“FDA”) and United States Department of Agriculture (“USDA”)), state and municipal levels with respect to produce and hemp; retail consolidation, technological advances and other forms of competition; transportation disruptions; product liability and other potential litigation; retention of key executives; labor issues; uninsured and underinsured losses; vulnerability to rising energy costs; environmental, health and safety risks, foreign exchange exposure, risks associated with cross-border trade; difficulties in managing our growth; restrictive covenants under our credit facilities; natural catastrophes; the ongoing and developing COVID-19 pandemic; and tax risks.

The Company has based these forward-looking statements on factors and assumptions about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs. Although the forward-looking statements contained in this report are based upon assumptions that management believes are reasonable based on information currently available to management, there can be no assurance that actual results will be consistent with these forward-looking statements. Forward-looking statements necessarily involve known and unknown risks and uncertainties, many of which are beyond the Company’s control, that may cause the Company’s or the industry’s actual results, performance, achievements, prospects and opportunities in future periods to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things, the factors contained in the Company’s filings with securities regulators, including this Annual Report on Form 10-K. In particular, we caution you that our forward-looking statements are subject to the ongoing and developing circumstances related to the COVID-19 pandemic, which may have a material adverse effect on our business, operations and future financial results.

When relying on forward-looking statements to make decisions, the Company cautions readers not to place undue reliance on these statements, as forward-looking statements involve significant risks and uncertainties and should not be read as guarantees of future results, performance, achievements, prospects and opportunities. The forward-looking statements made in this report relate only to events or information as of the date on which the statements are made in this report. Except as required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Contact Information Lawrence Chamberlain Investor Relations (416) 519-4196 lawrence.chamberlain@loderockadvisors.com

Village Farms International, Inc.
Consolidated Statements of Financial Position
(In thousands of United States dollars)
(Unaudited)

	December 31, 2021	December 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$ 53,417	$ 21,640
Restricted cash	5,250	4,039
Trade receivables	34,360	23,222
Inventories	68,677	46,599
Other receivables	616	145
Income tax receivable	2,430	18
Prepaid expenses and deposits	10,209	6,145
Total current assets	174,959	101,808
Non-current assets
Property, plant and equipment	215,704	187,020
Investment in in minority interests	2,109	1,226
Note receivable - joint venture	3,256	3,545
Goodwill	117,533	24,027
Intangibles	26,394	17,311
Deferred tax asset	16,766	13,312
Right-of-use assets	7,609	3,832
Other assets	2,581	1,950
Total assets	$ 566,911	$ 354,031
LIABILITIES
Current liabilities
Line of credit	$ 7,760	$ 2,000
Trade payables	22,597	15,064
Current maturities of long-term debt	11,416	10,166
Note payable	—	15,314
Accrued liabilities	14,168	10,367
Accrued sales taxes	3,899	12,071
Accrued loyalty program	2,098	—
Income tax payable	—	4,523
Lease liabilities - current	962	1,134
Other current liabilities	1,413	1,641
Total current liabilities	64,313	72,280
Non-current liabilities
Long-term debt	50,419	53,913
Deferred tax liability	18,657	18,059
Lease liabilities - non-current	6,711	2,863
Other liabilities	1,973	1,633
Total liabilities	142,073	148,748
Commitments and contingencies
MEZZANINE EQUITY
Redeemable non-controlling interests	16,433	—
SHAREHOLDERS’ EQUITY
Common stock	365,561	145,668
Additional paid in capital	9,369	17,502
Accumulated other comprehensive loss	6,696	6,255
Retained earnings	26,779	35,858
Total shareholders’ equity	408,405	205,283
Total liabilities and shareholders’ equity	$ 566,911	$ 354,031

Village Farms International, Inc.
Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)
(In thousands of United States dollars, except per share data, unless otherwise noted)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020

Sales	$ 72,808	$ 47,364	$ 268,020	$ 170,086
Cost of sales	(52,950)	(46,317)	(222,841)	(159,126)
Gross margin	19,858	1,047	45,179	10,960
Selling, general and administrative expenses	(16,135)	(6,410)	(46,384)	(19,086)
Share-based compensation	(1,828)	(4,813)	(7,533)	(6,142)
Interest expense	(876)	(783)	(2,835)	(2,056)
Interest income	27	48	126	625
Foreign exchange gain (loss)	159	744	(476)	(136)
Gain on settlement agreement	—	—	—	4,681
Gain on acquisition	—	23,631	—	23,631
Other income (expense)	193	(43)	(161)	49
Loss on joint venture loans	—	(3,791)	—	(3,791)
Loss on disposal of assets	(219)	(916)	(259)	(922)
Income (loss) before taxes and (loss) income from equity method investments	1,179	8,714	(12,343)	7,813
Recovery of income taxes	983	2,183	3,526	2,790
(Loss) income from equity method investments	(133)	(3,880)	(308)	1,005
Income (loss) including non-controlling interests	$ 2,029	$ 7,017	$ (9,125)	$ 11,608
Less: net loss attributable to non-controlling interests, net of tax	$ 46	—	$ 46	—
Net income (loss) attributable to Village Farms International, Inc. shareholders	$ 2,075	$ 7,017	$ (9,079)	$ 11,608
Basic income (loss) per share	$ 0.03	$ 0.12	$ (0.11)	$ 0.20
Diluted income (loss) per share	$ 0.03	$ 0.11	$ (0.11)	$ 0.19
Weighted average number of common shares used in the computation of net income (loss) per share (in thousands):
Basic	82,161	58,526	82,161	58,526
Diluted	82,161	61,490	82,161	61,490
Net income (loss) attributable to Village Farms International, Inc. shareholders	$ 2,075	$ 7,017	$ (9,079)	$ 11,608
Other comprehensive income (loss):
Foreign currency translation adjustment	233	6,771	441	6,730
Comprehensive income (loss)	$ 2,308	$ 13,788	$ (8,638)	$ 18,338

Village Farms International, Inc.
Consolidated Statements of Cash Flows
(In thousands of United States dollars)
(Unaudited)
	Twelve Months Ended December 31, 2020
	2021	2020
Cash flows provided by (used in) operating activities:
Net income (loss) attributable to Village Farms International, Inc. shareholders	$ (9,079)	$ 11,608
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	12,709	6,825
Amortization of deferred charges	300	115
Share of loss (income) from joint ventures	308	(1,005)
Loss on joint venture loans	-	3,791
Interest expense	2,835	2,056
Interest income	(126)	(625)
Interest paid on long-term debt	(3,306)	(1,295)
Gain on settlement agreement	—	(4,681)
(Gain) loss on disposal of assets	(259)	922
Gain on acquisition of Pure Sunfarms	—	(23,631)
Interest paid on finance lease	—	(4)
Share-based compensation	7,533	6,142
Deferred income taxes	(2,866)	(6,462)
Non-cash lease expense	(1,351)	(1,150)
Other	366	—
Changes in non-cash working capital items	(46,631)	13,072
Net cash (used in) provided by operating activities	(39,567)	5,678
Cash flows used in investing activities:
Purchases of property, plant and equipment, net of rebate	(21,656)	(3,419)
Acquisitions, net	(40,685)	(34,603)
Advances to joint ventures	(20)	(177)
Purchases of intangibles	—	(92)
Investment in joint ventures	—	(11,713)
Investment in minority interests	(1,109)	(1,226)
Net cash used in investing activities	(63,470)	(51,230)
Cash flows provided by financing activities:

Proceeds from borrowings	19,669	10,619
Repayments on borrowings	(9,454)	(6,292)
Proceeds from issuance of common stock and warrants	135,000	57,212
Issuance costs	(7,511)	(3,293)
Note payable paid to Emerald Health	(15,498)	—
Proceeds from exercise of stock options	199	425
Proceeds from exercise of warrants	18,495	—
Share repurchases	(5,000)	—
Payments on capital lease obligations	(17)	(63)
Net cash provided by financing activities	135,883	58,608
Effect of exchange rate changes on cash and cash equivalents	142	634
Net increase in cash and cash equivalents	32,988	13,690
Cash and cash equivalents, beginning of period	25,679	11,989
Cash and cash equivalents, end of period	$ 58,667	$ 25,679